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                                                                    EXHIBIT 99.1

                  [LETTERHEAD OF PONDEL PARSONS & WILKINSON]

                                                                    NEWS RELEASE

Contact:
     David Batt                              Craig A. Parsons
     Chief Financial Officer                 Pondel Parsons & Wilkinson
     Taitron Components Incorporated         (310) 207-9300
     (805) 257-6060


                                                           FOR IMMEDIATE RELEASE

              TAITRON COMPONENTS ANNOUNCES STOCK REPURCHASE PLAN

     Los Angeles, California -- December 3, 1996 -- Taitron Components Incorporated (Nasdaq: TAIT) today announced that its Board of Directors has authorized the Company to repurchase up to 200,000 shares of its common stock from time to time in open market transactions.

     President and Chief Executive Officer Stewart Wang stated, "Based on Taitron's strong balance sheet and continued growth prospects, we believe it is an undervalued stock and, as such, a good investment."

     The stock purchases will be financed through available Company cash. Taitron has approximately 6.2 million shares outstanding.

     Taitron, based in Santa Clarita, California, is the "Discrete Semiconductor Superstore." The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, and optoelectronic devices, to other electronic distributors and original equipment manufacturers in North America.

     Since its founding in 1989, Taitron's core strategy has been to maintain a substantial inventory of discrete semiconductor devices, an estimated $3 billion niche market often overlooked by other distributors. This strategy also enables Taitron to purchase inventory at prices generally lower than those commonly available to its competitors.

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